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Alternative Investment
Strategies

WORLD MONITOR TRUST II--
SERIES D

MONTHLY REPORT/
FEBRUARY 22, 2002

(Prudential Logo)

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         WORLD MONITOR TRUST II--SERIES D
--------------------------------------------------------------------------------
Dear Interest Holder:
Enclosed is the report for the period from January 26, 2002 to February 22, 2002 for World Monitor Trust II--Series D ('Series D'). The net asset value of an interest as of February 22, 2002 was $78.22, an increase of 2.13% from the January 25, 2002 value of $76.59. The calendar year-to-date return for Series D was a decrease of 4.42% as of February 22, 2002.

The estimated net asset value per interest as of March 13, 2002 was $80.53. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-2443.

          Sincerely yours,


          Eleanor L. Thomas
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
------------------------------------------------
For the period from January 26, 2002
  to February 22, 2002
Revenues:
Realized loss on commodity
  transactions.......................   $(73,071)
Change in unrealized commodity
  positions..........................    185,934
Interest income......................      4,248
                                        --------
                                         117,111
                                        --------
Expenses:
Commissions..........................     19,306
Management fees......................      4,016
Other transaction fees...............        845
Other expenses.......................      4,840
                                        --------
                                          29,007
                                        --------
Net gain.............................   $ 88,104
                                        --------
                                        --------

STATEMENT OF CHANGES IN NET ASSET VALUE
--------------------------------------------------
For the period from January 26, 2002
  to February 22, 2002

                                             Per
                                Total      Interest
                              ----------   -------
Net asset value at beginning
  of period (53,721.451
  interests)................  $4,114,598   $ 76.59
Contributions...............     167,400
Net gain....................      88,104
Redemptions.................    (143,009)
                              ----------
Net asset value at end of
  period (54,041.199
  interests)................  $4,227,093     78.22
                              ----------
                              ----------
                                           -------
Change in net asset
  value per interest....................   $  1.63
                                           -------
                                           -------
Percentage change.......................      2.13%
                                           -------
                                           -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series D is accurate and complete.
                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.
                             by: Barbara J. Brooks
                            Chief Financial Officer